SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) October 12, 2009

WINTHROP REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Ohio
(State or Other Jurisdiction of Incorporation)

001-06249	34-6513657
(Commission File Number)	(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4614
(Registrant's Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFT|R 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

Rights Offering

On October 14, 2009, Winthrop Realty Trust (“Winthrop”) announced that it will be distributing on or about October 23, 2009 non-transferable subscription rights to subscribe for and purchase up to an aggregate of 4,974,911 of its Common Shares of Beneficial Interest (“Common Shares”) at price of $9.05 per share to holders of record at the close of the market on October 22, 2009 of its Common Shares and holders of its Series B-1 Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest (“Series B-1 Preferred Shares”).

Pursuant to the rights offering, each holder of Common Shares and Series B-1 Preferred Shares will receive one basic subscription right for every three and one-half common shares owned, or in the case of Series B-1 Preferred Shares, one basic subscription right for every three and one-half common shares issuable upon conversion of such Preferred Shares, as of the record date.  Each basic subscription right will entitle the holder to purchase one common share of beneficial interest.  Shareholders who exercise their rights in full will also be entitled to purchase additional shares pursuant to an oversubscription right to the extent holders do not fully subscribe for their basic subscription rights.  Shareholders will be able to exercise their rights to purchase shares in the rights offering until 5:00 p.m. on November 19, 2009, unless extended for a period not to exceed 30 business days.  If an exercise of rights would result in a shareholder receiving fractional shares, the number of shares issued to such shareholder upon exercise of rights will be rounded down to the nearest whole number.

The foregoing description is qualified in its entirety by reference to the press release issued October 14, 2009, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Series B-1/Series C Preferred Share Conversion

On October 12, 2009, Winthrop provided holders of the Series B-1 Preferred Shares, all of whom are accredited investors as defined in rule 501 of the Securities Act of 1933, as amended, the right, in a private transaction, to convert all or any portion of their Series B-1 Preferred Shares into an equivalent number of newly-issued Series C Cumulative Convertible Preferred Redeemable Preferred Shares (the “Series C Preferred Shares”) to be issued by Winthrop (the “Conversion Offer”).  This right, which expires on October 28, 2009, enables the holders of the Series B-1 Preferred Shares to convert one Series B-1 Preferred Share into one Series C Preferred Share.  The Series C Preferred Shares to be issued in the Conversion Offer, if any, will have substantially the same rights as the Series B-1 Preferred Shares including dividend rate, liquidation preference and mandatory redemption date, but will be junior in right of payment to the Series B-1 Preferred Shares.  However, under the terms of the Series C Preferred Shares, Winthrop will be permitted to issue additional preferred shares which are on par with the Series C Preferred Shares, subject to certain limitations, without the consent of the holders of the Series C Preferred Shares.  Presently, Winthrop is not permitted to issue additional preferred shares which are on par with the Series B-1 Preferred Shares.  Additionally, the initial conversion price of the Series C Preferred Shares will be $14.00, which is a reduction from the $22.50 conversion price on the Series B-1 Preferred Shares.  At present Winthrop has no indication whether any of the holders of the Series B-1 Preferred Shares will elect to exercise their conversion right.

The Series C Preferred Shares are not expected to be listed for trading on any securities exchange or national quotation market.  Each Series C Preferred Share has a $25.00 liquidation preference.

The foregoing description is qualified in its entirety by reference to the press release issued October 14, 2009 which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated October 14, 2009
99.2	Form of Rights Certificate
99.3	Form of Instructions as to Use of Rights Certificate
99.4	Form of Notice of Guaranteed Delivery for Rights Certificate
99.5	Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.6	Form of Letter to Clients of Securities Dealers, Commercial Banks, Trust Companies and Other Nominees
99.7	Nominee Holder Certification
99.8	Cover Letter to Shareholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 14th day of October, 2009.

WINTHROP REALTY TRUST

By:	/s/ Michael L. Ashner
Michael L. Ashner
Chairman and Chief Executive Officer